Exhibit 99.2

Heat Biologics Prices Offering of 5,000,000 Shares of Common Stock

DURHAM, N.C., March 23, 2017  -- HEAT BIOLOGICS, INC. (“HEAT”) (Nasdaq: HTBX), a leader in the development of immunotherapies designed to activate a patient’s immune system against cancer, announced the pricing of an underwritten public offering of 5,000,000 shares of its common stock at a public offering price of $0.80 per share. The gross proceeds to Heat from this offering are expected to be $4,000,000 before deducting underwriting discounts and commissions and other estimated offering expenses payable by Heat. Heat intends to use the proceeds from this offering to continue to fund its and its subsidiaries’ preclinical and clinical programs, for working capital and general corporate purposes, as well as to acquire, license or invest in complementary businesses, technologies, product candidates or other intellectual property.  Heat has granted the underwriters a 45-day option to purchase up to 750,000 additional shares of common stock at the public offering price, less the underwriting discounts and commissions. The offering is expected to close on or about March 28, 2017, subject to customary closing conditions.

Aegis Capital Corp. is acting as the sole book-running manager for the offering.

The offering is being made only by means of a written prospectus supplement and the accompanying base prospectus forming part of a shelf registration statement (File No. 333-199274) that was previously filed with, and declared effective by, the Securities and Exchange Commission (“SEC”).  Copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained, when available, from Aegis Capital Corp., 810 7th Avenue, 18th Floor, New York, NY 10019 or via telephone at 212-813-1010 or email: prospectus@aegiscap.com. An electronic copy of the prospectus supplement and accompanying base prospectus may also be obtained at no cost from the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Heat Biologics, Inc.

Heat Biologics, Inc. (Nasdaq: HTBX) is an immuno-oncology company developing novel therapies that are designed to activate a patient’s immune system against cancer utilizing an engineered form of gp96, a protein that activates the immune system when cells die.  Heat’s highly specific T cell-stimulating therapeutic vaccine platform technologies, ImPACT and ComPACT, in combination with other therapies, such as checkpoint inhibitors, are designed to address three distinct but synergistic mechanisms of action: robust activation of CD8+ “killer” T cells (one of the human immune system’s most potent weapons against cancer); reversal of tumor-induced immune suppression; and T cell co-stimulation to further enhance patients’ immune response.  Currently, Heat is conducting a Phase 2 trial with HS-110 (viagenpumatucel-L) in combination with an anti-PD-1 checkpoint inhibitor to treat patients with non-small cell lung cancer (NSCLC) and a Phase 2 trial with HS-410 (vesigenurtacel-L) in patients with non-muscle invasive bladder cancer (NMIBC).

Heat’s wholly-owned subsidiary, Zolovax, Inc., is developing therapeutic and preventative vaccines to treat infectious diseases based on Heat’s gp96 vaccine technology, with a current focus on the development of a Zika vaccine in conjunction with the University of Miami.

For more information, please visit www.heatbio.com.

Forward Looking Statements

This press release includes forward-looking statements on our current expectations and projections about future events, including statements regarding the proposed public offering. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions.  These statements are based upon current beliefs, expectations and assumptions and include statements regarding the proposed public offering as well as Heat’s ongoing clinical programs and potential licensing or acquisition of assets.  These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including market conditions, the satisfaction of customary closing conditions related to the proposed offering, the success of Heat’s clinical programs, the ability to locate suitable licensing and acquisition targets and the other factors described in Heat's filings with the SEC.  The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

CONTACT:

Heat Biologics, Inc.

Jennifer Almond

Investor and Media Relations

919-240-7133

investorrelations@heatbio.com